Exhibit 10.28
FIRST AMENDMENT
TO EMPLOYMENT AGREEMENT
     First amendment (the “Amendment”) to the employment agreement (the “Employment Agreement”), between Time Warner Cable Inc. and Glenn Britt. This Amendment is effective as of January 1, 2008.
     The parties, intending to be legally bound, hereby agree that the Employment Agreement shall be amended as follows:
     1.     Section 4.1 shall be amended by adding at the end thereof:
     “Payments of Base Salary and Bonus required under this Section shall be made at the same time as such payments would otherwise have been made to you pursuant to Sections 3.1 and 3.2 if you had not been terminated.”
     2.     Section 4.2.2 shall be amended to read as follows:
     “After the effective date of a termination without cause, you shall continue to be treated as an employee of the Company for a period ending on the date (the “Severance Term Date”) which is the later of (i) the Term Date and (ii) the date which is 24 months after the effective date of such termination and during such period you shall be entitled to receive, whether or not you become disabled during such period but subject to Section 6, (a) Base Salary at an annual rate equal to your Base Salary in effect immediately prior to the notice of termination, and (b) an annual Bonus in respect of each calendar year or portion thereof (in which case a pro rata portion of such Bonus will be payable) during such period equal to your Average Annual Bonus. Except as provided in the following sentence, if you accept other full-time employment during such period or notify the Company in writing of your intention to terminate your treatment as an employee during such period, you shall cease to be treated as an employee of the Company, including for purposes of your rights to receive certain post-termination benefits under Section 8.2, effective upon the commencement of such other employment or the effective date of such termination as specified by you in such notice, whichever is applicable, but you shall continue to receive the remaining payments you would have received pursuant to this Section 4.2.2 at the times specified herein. Notwithstanding the foregoing, if you accept full-time employment with any affiliate of the Company, then the payments provided for in this Section 4.2.2 shall immediately cease. For purposes of this Agreement, the term “affiliate” shall mean any entity which, directly or indirectly, controls, is controlled by, or is under common control with, the Company.”
     3.     Section 4.6 shall be amended by adding at the end thereof:
     “Such release must be returned no later than 60 days after your separation from service with the Company. If you fail to execute and deliver such release, or if you revoke such release as provided therein, then any severance payment you receive under the Company’s policies relating to notice and severance shall be reduced by the aggregate amount of any severance you may have received under this Agreement. The aggregate amount of any severance payments under such Company policies shall be paid in the same amounts and under the same schedule as would have been applicable to payments under Section 4.2.2 until such aggregate amount is paid to you.”
     4.     Section 5.1 shall be amended to add the following sentence at the end thereof:
     “All payments pursuant to this Section 5.1 shall be made at the times specified in Section 4.8 and shall be subject to Section 12.17.”
     5.     Section 5.3 is amended by deleting the last sentence thereof and by replacing it with the following:
     “Except as otherwise provided in this Section 5, the term of employment shall continue during the Disability Period, and you shall be entitled to all of the rights and benefits provided for in this Agreement, except that Sections 4.2 and 4.3 shall not apply during the Disability Period. Unless the Company has restored you to full-time service at full compensation prior to the end of the Disability Period, the term of employment shall end and you shall cease to be treated as an employee of the Company at the end of the Disability Period and shall not be entitled to notice and severance or to receive or be paid for any accrued vacation time or unused sabbatical.”
     6.     Section 8.2 shall be amended by adding after the first sentence of the existing provision:
     “Notwithstanding the foregoing, your continued participation in the Company’s benefit plans shall be subject to the limitations of applicable law.”
     7.     Section 8.2 shall be further amended by replacing the phrase “remain on the payroll” with “continue to be treated as an employee”; replacing the phrase “leave the payroll” with “cease to be treated as an employee”; and replacing the phrase “while you are on the payroll” with “while you are treated as an employee.”
     8.     Section 8.5, clause (i), shall be amended to read as follows:
     “(i) the date of your termination without cause or a termination pursuant to Section 4.3, or”
     9.     Section 8.6 shall be amended to add the following sentence at the end thereof:
     “Such financially equivalent amount shall be paid to you in a lump sum within 90 days following your retirement, subject to any six-month delay required pursuant to Section 12.17.”
     10.     Section 12.17 shall be added to the Agreement as follows:

     “12.17 Compliance with Section 409A. This Agreement is intended to comply with Section 409A of the Code and will be interpreted, administered and operated in a manner consistent with that intent. Notwithstanding anything herein to the contrary, if at the time of your separation from service with the Company you are a “specified employee” as defined in Section 409A of the Code (and the regulations thereunder) and any payments or benefits otherwise payable hereunder as a result of such separation from service are subject to Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to you) until the date that is six months following your separation from service with the Company (or the earliest date as is permitted under Section 409A of the Code), and the Company will pay any such delayed amounts in a lump sum at such time. If any other payments of money or other benefits due to you hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax. To the extent any reimbursements or in-kind benefits due to you under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to you in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code. References to “termination of employment” and similar terms used in this Agreement are intended to refer to “separation from service” within the meaning of Section 409A of the Code to the extent necessary to comply with Section 409A of the Code. The Company shall consult with you in good faith regarding the implementation of the provisions of this Section 12.17; provided that neither the Company nor any of its employees or representatives shall have any liability to you with respect to thereto.”
     12.      Paragraph A.7 of Annex A shall be amended to read as follows:
     “Payments of deferred compensation shall be made as provided in this Section A.7. Unless Executive makes the election referred to in the next succeeding sentence, deferred compensation shall be paid biweekly for a period of 120 months (the “Pay-Out Period”) commencing on the first Company payroll date in the month after the earlier of (i) the Term Date and (ii) the date Executive separates from service (within the meaning of Section 409A of the Internal Revenue Code) for any reason. Until December 31, 2008, Executive may elect a shorter Pay-Out Period by delivering written notice to the Company or the Trustee at least one year prior to the commencement of the Pay-Out Period, which notice shall specify the shorter Pay-Out Period. On each payment date, the Trust Account shall be charged with the dollar amount of such payment. On each payment date, the amount of cash held in the Trust Account shall be not less than the payment then due and the Company or the Trustee may select the securities to be sold to provide such cash if the Investment Advisor shall fail to do so on a timely basis. The amount of any taxes payable with respect to any such sales shall be computed, as provided in Section A.5 above, and deducted from the Trust Account, as of the end of the taxable year of the Company during which such sales are deemed to have occurred. Solely for the purpose of determining the amount of payments during the Pay-Out Period, the Trust Account shall be valued on the fifth trading day prior to the end of the month preceding the first payment of each year of the Pay-Out

Period, or more frequently at the Company’s or the Trustee’s election (the “Valuation Date”), by adjusting all of the securities held in the Trust Account to their fair market value (net of the tax adjustment that would be made thereon if sold, as estimated by the Company or the Trustee) and by deducting from the Trust Account the amount of all outstanding indebtedness. The extent, if any, by which the Trust Account, valued as provided in the immediately preceding sentence, exceeds the aggregate amount of credits to the Trust Account pursuant to Sections 3.3 and 3.4 of your prior Employment Agreements with the Company as of each Valuation Date and not theretofore distributed or deemed distributed pursuant to this Section A.7 is herein called “Account Retained Income”. The amount of each payment for the year, or such shorter period as may be determined by the Company or the Trustee, of the Pay-Out Period immediately succeeding such Valuation Date, including the payment then due, shall be determined by dividing the aggregate value of the Trust Account, as valued and adjusted pursuant to the second preceding sentence, by the number of payments remaining to be paid in the Pay-Out Period, including the payment then due; provided that each payment made shall be deemed made first out of Account Retained Income (to the extent remaining after all prior distributions thereof since the last Valuation Date). The balance of the Trust Account, after all the securities held therein have been sold and all indebtedness liquidated, shall be paid to Executive in the final payment, which shall be decreased by deducting there from the amount of all taxes attributable to the sale of any securities held in the Trust Account since the end of the preceding taxable year of the Company, which taxes shall be computed as of the date of such payment.
     If Executive shall die at any time whether during or after the term of employment, the Trust Account shall be valued as of the date of Executive’s death and the balance of the Trust Account after all the securities held therein have been sold and all indebtedness liquidated, shall be paid to Executive’s estate or beneficiary within 75 days of such death in a final lump sum payment, which shall be decreased by deducting therefrom the amount of all taxes attributable to the sale of any securities held in the Trust Account since the end of the proceeding taxable year of the Company, which taxes shall be computed as of the date of such payment. Payments made pursuant to this paragraph shall be deemed made first out of Account Retained Income.
     If a transfer to the Deferred Plan has been made pursuant to Section A.6 hereof, payments made to the Executive from the Deferred Plan (a) shall be deemed made first from the amounts transferred to the Deferred Plan pursuant to Section A.6 and (b) shall be deemed made first out of Account Retained Income.
     Within 90 days after the end of each taxable year of the Company in which payments are made, directly or indirectly, to the Executive from the Trust Account and at the time of the final payment from the Trust Account, the Company or the Trustee shall compute and the Company shall pay to the Trustee for credit to the Trust Account, the amount of the tax benefit assumed to be received by the Company from the payment to Executive of amounts of Account Retained Income during such taxable year or since the end of the last taxable year, as the case may be. No additional credits shall be made to the Trust Account pursuant to the preceding sentence in respect of the amounts credited to the Trust Account pursuant to the preceding sentence. Notwithstanding any provision of this Section A.7, Executive shall in no event be entitled to receive pursuant to this Annex A an aggregate amount exceeding the sum of (i) all credits made to the Trust Account pursuant to Sections 3.3 and 3.4 of your prior Employment Agreements with the Company, (ii) the net cumulative amount (positive or negative) of all income, gains, losses, interest and expenses charged or credited to the Trust Account pursuant to this Annex A (excluding credits made pursuant to the second preceding sentence), after all credits and charges to the Trust Account with respect to the tax benefits or burdens thereof, and (iii) an amount equal to the tax benefit to the Company from the payment of the amount (if positive) determined under clause (ii) above; and the final payment(s) otherwise due may be adjusted or eliminated accordingly. In determining the tax benefit to the Company under clause (iii) above, the Company shall be deemed to have made the payments under clause (ii) above with respect to the same taxable years and in the same proportions as payments of Account Retained Income were actually made from the Trust Account. Except as otherwise provided in this paragraph, the computation of all taxes and tax benefits referred to in this Section A.7 shall be determined in accordance with Section A.5 above.
     15.     Paragraph A.8 of Annex A shall be deleted in its entirety.
     Except as amended hereby, the Employment Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be duly executed effective as of the date first above written.

TIME WARNER CABLE INC.
By:	/s/ Marc Lawrence-Apfelbaum
MARC LAWRENCE-APFELBAUM
EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL & SECRETARY

Date:	1-17-08

Agreed and Accepted: GLENN BRITT
/s/ Glenn Britt

Date:	1/17/08

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